Exhibit 99.1

HEALTHCARE SERVICES GROUP, INC. REPORTS

RESULTS FOR THE THREE MONTHS ENDED

MARCH 31, 2012 AND DECLARES INCREASED FIRST

QUARTER 2012 CASH DIVIDEND

Bensalem, PA – April 10, 2012, Healthcare Services Group, Inc. (NASDAQ-HCSG) reported that revenues for the three months ended March 31, 2012 increased over 25% to $260,607,000 compared to $208,390,000 for the same 2011 period. Net income for the three months ended March 31, 2012 increased 10% to $8,578,000 or $.13 per basic and per diluted common share, compared to the 2011 first quarter net income of $7,767,000 or $.12 per basic and per diluted common share.

Additionally, our Board of Directors declared a regular quarterly cash dividend of $.1625 per common share, payable on May 18, 2012 to shareholders of record at the close of business on April 27, 2012. This represents the 36th consecutive regular quarterly cash dividend payment, as well as the 35th consecutive increase since our initiation of regular quarterly cash dividend payments in 2003.

The Company will host a conference call on Wednesday, April 11, 2012 at 8:30 AM Eastern Time to discuss its results for the three month period ended March 31, 2012. The call in number will be 800-441-0022. Passcode #2672741.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; from having several significant clients who each individually contributed at least 3% to our total consolidated revenues in the three month period ended March 31, 2012; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services; and the risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011 in Part I thereof under “Government Regulation of Clients”, “Competition” and “Service Agreements/Collections”, and under Item IA “Risk Factors”. Many of our clients’ revenues are highly contingent on Medicare and Medicaid reimbursement funding rates, which Congress and related agencies have affected through the enactment of a number of major laws and regulations during the past decade, including the March 2010 enactment of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010. Most recently, on July 29, 2011, the United States Center for Medicare Services issued final rulings which, among other things, will reduce Medicare payments to nursing centers by 11.1% and change the reimbursement for the provision of group rehabilitation therapy services to Medicare beneficiaries. Currently, the U.S. Congress is considering further changes or revising legislation relating to health care in the United States which, among other initiatives, may impose cost containment measures impacting our clients. These laws and proposed laws and forthcoming regulations have significantly altered, or threaten to alter, overall government reimbursement funding rates and mechanisms. The overall effect of these laws and trends in the long-term care industry has affected and could adversely affect the liquidity of our clients, resulting in their inability to make payments to us on agreed upon payment terms. These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and successfully executing projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:
Daniel P. McCartney	Theodore Wahl
Chairman and Chief Executive Officer	President and Chief Operating Officer
215-639-4274	215-639-4274

HEALTHCARE SERVICES GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended March 31,
	2012	2011
Revenues	$260,607,000	$208,390,000
Operating costs and expenses:
Cost of services provided	227,496,000	179,985,000
Selling, general and administrative	20,982,000	16,780,000

Income from operations	12,129,000	11,625,000
Other income:
Investment and interest	1,653,000	714,000

Income before income taxes	13,782,000	12,339,000
Income taxes	5,204,000	4,572,000

Net income	$8,578,000	$7,767,000

Basic earnings per common share	$.13	$.12

Diluted earnings per common share	$.13	$.12

Cash dividends per common share	$.16	$.16

Basic weighted average number of common shares outstanding	67,084,000	66,401,000

Diluted weighted average number of common shares outstanding	68,085,000	67,454,000

HEALTHCARE SERVICES GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2012	December 31, 2011
Cash and cash equivalents	$48,256,000	$38,639,000
Marketable securities, net	21,350,000	31,337,000
Accounts receivable, net	128,123,000	130,744,000
Other current assets	34,787,000	31,401,000

Total current assets	232,516,000	232,121,000

Property and equipment, net	9,869,000	9,763,000
Notes receivable- long term, net	4,185,000	1,483,000
Goodwill, net	16,955,000	16,955,000
Other Intangible Assets, net	6,830,000	7,372,000
Deferred compensation funding	15,541,000	13,780,000
Other assets	9,066,000	8,221,000

Total Assets	$294,962,000	$289,695,000

Accrued insurance claims- current	$5,776,000	$5,296,000
Other current liabilities	40,359,000	40,091,000

Total current liabilities	46,135,000	45,387,000

Accrued insurance claims- long term	13,478,000	12,358,000
Deferred compensation liability	15,724,000	14,224,000
Stockholders' equity	219,625,000	217,726,000

Total Liabilities and Stockholders' Equity	$294,962,000	$289,695,000